EX-99.B2-ufamend

                               AMENDMENT TO BYLAWS


         RESOLVED, That the Bylaws of each of United Funds, Inc., United Asset Strategy Fund, Inc., United Cash Management, Inc., United Continental Income Fund, Inc., United Gold & Government Fund, Inc., United Government Securities Fund, Inc., United High Income Fund, Inc., United High Income Fund II, Inc., United International Growth Fund, Inc., United Municipal Bond Fund, Inc., United Municipal High Income Fund, Inc., United New Concepts Fund, Inc., United Retirement Shares, Inc., United Vanguard Fund, Inc., Target/United Funds, Inc. and Waddell & Reed Funds, Inc. are amended by substitution of the following for the initial paragraph of Article I, Section 7, regarding voting and inspectors; and, with respect to United Asset Strategy Fund, Inc., United Retirement Shares, Inc. and Waddell & Reed Funds, Inc., for Article II, Section 2, regarding voting and proxies:

         At all meetings of the stockholders, every stockholder of record entitled to vote thereat shall be entitled to vote either in person or by proxy, which term shall include proxies provided by such stockholder, or his duly authorized attorney, through written, electronic, telephonic, computerized, facsimile, telecommunications, telex or oral communication or by any other form of communication, each pursuant to such voting procedures and through such systems as are authorized by the Board of Directors or one or more executive officers of the Corporation. No proxy which is dated or, if otherwise provided as permitted by these Bylaws and applicable Maryland law, provided more than three months before the meeting at which it is offered shall be accepted, unless such proxy shall, on its face, name or, if otherwise provided as permitted by these Bylaws and applicable Maryland law, provide a longer period for which it is to remain in force.

         I certify that I am Assistant Secretary of each of the following Corporations, and as such officer, have custody of the minute books of the Corporations, and that the foregoing resolutions are true and correct resolutions duly passed by the Board of Directors of each of the following Corporations at a meeting held on February 10, 1999.

                           United Funds, Inc.
                           United Asset Strategy Fund, Inc.
                           United Cash Management, Inc.
                           United Continental Income Fund, Inc.
                           United Gold & Government Fund, Inc.
                           United Government Securities Fund, Inc.
                           United High Income Fund, Inc.
                           United High Income Fund II, Inc.
                           United International Growth Fund, Inc.
                           United Municipal Bond Fund, Inc.
                           United Municipal High Income Fund, Inc.
                           United New Concepts Fund, Inc.
                           United Retirement Shares, Inc.
                           United Vanguard Fund, Inc.
                           Target/United Funds, Inc.
                           Waddell & Reed Funds, Inc.



                                        ----------------------------------------
                                        Kristen A. Richards, Assistant Secretary

Dated this 10th day of February, 1999.